FOR IMMEDIATE RELEASE	NEWS
April 28, 2021	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS FIRST QUARTER 2021 NET INCOME OF $2.5 MILLION OR $0.03 PER SHARE ON REVENUE OF $27.3 MILLION

DENVER – April 28, 2021 – Gold Resource Corporation (NYSE American: GORO) (the “Company”, “We”, “Our” or “GRC”) produced 6,097 gold ounces and 307,610 silver ounces or a total of 10,750 gold equivalent ounces at a cash cost of $408 per ounce, of which 5,019 gold ounces and 253,061 silver ounces were payable ounces sold or a total of 8,810 gold equivalent ounces. For the three months ended March 31, 2021, we reported net income of $2.5 million and earnings per share of $0.03 on revenues of $27.3 million.

Allen Palmiere, President and CEO, said “Our operations team continues to demonstrate their ability to be nimble and disciplined operators all while focusing on excellent environmental, social and governance practices. For the seventh consecutive year, the Don David Gold Mine earned the prestigious Empresa Socialmente Responsable award from the Mexican Center for Philanthropy. Gold production in the first quarter was as expected while silver and base metal production were modestly behind forecast as the team proactively addressed challenging ground conditions with a change in mine sequencing and the use of paste fill. Our all-in sustaining cost per ounce were $937 per ounce of gold equivalent, due largely to the nearly 30% reduction in treatment charges. This allowed us to reinvest $5.0 million into exploration and infrastructure improvements at the Don David Gold Mine and still end the quarter with an additional $1.8 million and a cash balance of $27.2 million as at March 31, 2021.”

FIRST QUARTER 2021 HIGHLIGHTS

Additional highlights for the three months ended March 31, 2021 are summarized below:

Strategic

●	A Technical Advisory Committee of qualified professionals has been established that reports to the Board of Directors with respect to various technical aspects of exploration, operations and corporate development. Messrs Dale Finn and Joe Spiteri have been retained as initial members.
●	$0.7 million distributed in shareholder dividends, totaling over $117 million since 2010.

Operational

●	There have been no lost time incidents at the Don David Gold Mine during Q1 2021. The Company remains committed to safety, the environment and the communities around its operations.
●	Construction of the water filtration plant and dry stack tailings facilities progressed with an expected completion in the third quarter. The dry stack facilities will conserve water, accelerate reclamation of certain areas of the open pit mine as well as extend the life of tailings storage facilities.

●	A total 262 meters of exploration underground development was completed along with 14 underground diamond drill holes (totaling 4,099 meters) at our Arista and Switchback vein systems.

Financial

●	Cash from operating activities was $6.8 million.
●	Working capital from continuing operations increased 5% to $32.5 million during the quarter.

2021 Q1 Capital Updates

Mine Development: Underground mine development and construction during the quarter included ramps and accesses to different areas of the deposit. A total of 1,683 meters of underground development, at a cost of $1.1 million, was completed including access to new exploration diamond drilling platforms on level 17. For Q1 2021, this investment amounted to $1.1 million, where we plan to invest a total of $9.8 million in mine development during 2021.

Gold Regrind Project: Metallurgical testing, full scale design, and engineering of a tailings regrind circuit were completed, including procuring certain components and equipment for this project. The new circuit is expected to increase gold recovery by 6% to 10% by regrinding sulfide mill tailings followed by a leaching circuit to produce doré bars. Completion and commissioning are expected by the fourth quarter. Plans are to invest $1.9 million in the project.

Dry Stack Project: Significant construction progress was made on the filtration plant and dry stack tailings project which is on track for completion in the third quarter 2021. The dry stacked tailings will accelerate reclamation of certain areas of the open pit mine, provide efficient storage of tailings and reduce water consumption as approximately 80% of the process water will be available for reuse. As of March 31, 2021, $9.0 million has been invested in this project with another $4.5 million expected prior to completion.

2021 Q1 Conference Call

The Company will host a conference call tomorrow, Thursday, April 29, 2021 at 11:00 a.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer and Kim Perry, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://www.webcaster4.com/Webcast/Page/2361/40794.

To join the call via telephone please use one of the following dial-in details:

Toll Free:888-506-0062

International:973-528-0011

Entry Code:117123

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with operations in Oaxaca, Mexico.  Under the direction of a new board and senior leadership, the focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine.  For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward- looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward- looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, the scope, duration, and impact of the COVID-19 pandemic on mining operations, Company employees, and supply chains as well as the scope, duration and impact of government action aimed at mitigating the pandemic may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking information. Also, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-Q filed with the SEC.

For further information please contact:

Ann Wilkinson
Vice President, Investor Relations and Corporate Affairs
Ann.Wilkinson@GRC-USA.com
www.goldresourcecorp.com